Exhibit 99.1

Watsco Reports Record-Breaking Third Quarter

Raises Dividend to $9.80 Per Share

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 20, 2022 – Watsco, Inc. (NYSE: WSO) announced record operating results for the third quarter and nine-month periods ended September 30, 2022 and provided commentary on trends, growth opportunities, technology innovation and financial strength.

Watsco also announced that its Board of Directors approved an 11% increase in its annual dividend to $9.80 per share on each outstanding share of its Common and Class B common stock to be reflected in the Company’s quarterly dividend payment in January 2023. Watsco has paid dividends to shareholders for 48 consecutive years.

Through its entrepreneurial and technology-driven culture, Watsco has established itself as the largest company in the highly fragmented $50+billion North American HVAC/R distribution market. Since entering distribution in 1989, sales and operating income have grown at compounded annual growth rates (CAGRs) of 15% and 19%, respectively, reflecting strong and consistent performance across various macroeconomic and industry cycles. During this period, Watsco’s dividends have grown at a 21% CAGR, reflecting the Company’s healthy balance sheet and cash flow.

Today’s results establish new records for sales, gross profit, operating income, net income and earnings per share (EPS) for the third quarter and nine-month periods ended September 30, 2022. The results reflect substantial investments to expand adoption of Watsco’s technology platforms, which collectively transform the customer experience, enhance operational efficiency and help contractors grow faster as they deliver a more contemporary experience to homeowners and businesses.

Third Quarter Results

•	14% sales growth to a record $2.04 billion

•	14% increase in gross profit to a record $551 million (gross margin of 27.1%)

•	14% increase in SG&A expenses (flat as a percentage of sales)

•	14% increase in operating income to a record $236 million (operating margin of 11.6%)

•	11% increase in EPS to a record $4.03 on a 13% increase in net income to a record $186 million

•	20% increase in cash flow from operations to $286 million

Sales trends:

•	13% increase in HVAC equipment (69% of sales), including 14% growth in the U.S. (13% growth for residential products and 20% growth for commercial products)

•	15% increase in other HVAC products (27% of sales)

•	18% increase in commercial refrigeration products (4% of sales)

Albert Nahmad, Watsco’s Chairman and CEO said: “Watsco is proud to deliver another record quarter and dividend increase, which reflects our confidence in the long-term prospects of our business. Third quarter sales reflect normalized residential HVAC equipment volumes, effective price realization, sustained progression towards higher-efficiency systems, which grew 26% during the quarter, a greater mix of heat pumps and strong growth in commercial HVAC systems. While Hurricane Ian impacted sales in Florida, our largest market, we are confident in our ability to participate in the recovery of Florida’s west coast in 2023 given our strong presence in the affected areas.”

Mr. Nahmad further added: “Our results also reflect higher SG&A investments in our network, including the addition of over 400 field personnel along with increased technology spending, all with the express intent to drive higher market share. At the same time, supply chain disruptions and inflationary pressures have affected other facets of SG&A, leading to increases in variable operating expenses such as freight and delivery costs, temporary labor and other costs. Despite these unprecedented challenges, we believe that 2022 will be a record year for the Company and that meaningful SG&A and working capital efficiencies can be achieved in the coming year.”

Year-to-Date Period Results

•	19% sales growth to a record $5.69 billion (17% increase on same-store basis)

•	27% increase in gross profit to a record $1.60 billion (170 basis-point increase in gross margin)

•	20% increase in SG&A expenses or 16.2% as a percentage of sales (16% increase on a same-store basis)

•	37% increase in operating income to a record $694 million

•	160 basis-point expansion in operating margin to a record 12.2%

•	36% increase in EPS to a record $11.86

•	12% increase in cash flow from operations to $359 million

Sales trends (excluding acquisitions):

•	16% increase in HVAC equipment (69% of sales), including 17% growth in U.S. for both residential and commercial products

•	18% increase in other HVAC products (27% of sales)

•	25% increase in commercial refrigeration products (4% of sales)

The Company’s performance for the nine-month period in 2022 is incremental to 2021’s record growth when same-store sales grew 17% and EPS grew 50% during the same period. During the post-COVID recovery of 2021, the Company’s U.S. residential equipment business grew 17%, including an 8% increase in average selling prices combined with a 9% increase unit volume. By comparison, 2022 year-to-date average selling prices increased 15% and unit volumes increased 2%.

Mr. Nahmad further stated: “Watsco has nearly doubled its profitability over the past two years despite extraordinary business challenges, supply chain disruptions, high inflation and unprecedented levels of demand for HVAC products. We made significant investments in our network, extended our technology leadership and grew market share approximately 200 basis-points. This is reflective of our entrepreneurial culture, long-term thinking and fundamental belief that scale will matter more in the years ahead.”

Mr. Nahmad added: “Looking ahead, we remain optimistic given our healthy balance sheet and Watsco’s ability to make additional investments to grow our network and expand our leadership position. To that end, the new regulatory framework and tax incentives affecting our industry provide long-term growth benefits for contractors and energy savings for homeowners.”

Financial Strength & Liquidity

Watsco’s strong financial position has been critical to recent performance. From September 30, 2020 to September 30, 2022, Watsco’s investment in working capital increased by $436 million, or 42%, to $1.5 billion along with $114 million of capital used to fund acquisitions. In addition, Watsco’s quarterly dividend rate increased 24% during this two-year period and will increase further in 2023 as announced today.

Despite these investments, Watsco’s financial position remains strong with the ability to invest in most any size opportunity. At September 30, 2022, the Company had $130 million in cash, $9 million in borrowings drawn from its $560 million credit facility, and $2.3 billion of shareholders’ equity along with operating income of $817 million for the 12-month period ended September 30, 2022. The Company believes this financial strength, access to low-cost capital and its historical ability to generate cash flow provide comfort and confidence to the Company’s stakeholders.

Industry Catalysts & Trends

The Company believes a number of factors provide incremental growth opportunities in the years ahead. Watsco’s scale, leading technology platforms, financial strength, entrepreneurial culture and OEM relationships – along with the essential nature of HVAC/R products – are important competitive advantages that support the Company’s ability to grow and capture more market share going forward.

Regulatory Changes. To address the climate impact of HVAC systems, new federal regulatory standards are in effect that are expected to bolster future growth. In general, these changes will raise the minimum efficiency, and therefore the average selling price, of entry-level systems sold in 2023. New regulations have also instituted a phase down of global warming properties of refrigerants that began in 2022 and a transition to new refrigerants starting in 2025. Historically, these types of changes have increased the cost to service and repair existing systems, which in turn influences a consumer’s decision to replace them.

Federal Tax Credits and State Incentives. Demand for higher-efficiency products, such as variable-speed HVAC systems and heat pumps, is also expected to benefit following the passage of the Inflation Reduction Act of 2022 (IRA). The new legislation takes effect in 2023 and is intended to reduce greenhouse gas emissions and thereby combat climate change. Programs include enhanced tax credits for homeowners who install qualifying HVAC equipment and tax deductions for owners of commercial buildings that are upgraded to achieve defined energy savings. The IRA also sets aside $4.3 billion for state-administered consumer rebate programs designed to promote energy saving for low and medium-income households, including HVAC systems. Further details, including qualifying products, specific programs and other programs contemplated by the IRA are expected to be clarified and launched in 2023.

Movement Toward Heat Pumps & Electrification of Fossil-Fuel Heating. The HVAC industry has improved the efficacy of heat pumps, which offer the potential for growth as an alternative to the millions of fossil-fuel burning heating systems used throughout North America. Heat pump systems provide a combination of air conditioning and heating, may be ducted or ductless, generally sell at higher average unit prices and are available in a wide array of energy efficiencies. Watsco’s sales of residential heat pumps for the third quarter and nine-month periods ended September 30, 2022 increased 32% and 27%, respectively, outpacing overall HVAC equipment growth rates.

Product Breadth and End-Market Diversity. Watsco possesses the broadest and deepest assortment of products in the industry to support a wide array of customers and end-markets. Today the Company can serve a contractor’s complete product needs ranging from residential ductless and ducted products, rooftops, VRF and engineered/applied systems. The Company serves various end-markets including residential, multi-family, commercial, institutional, and more. In addition, Watsco maintains a deep catalog of OEM and aftermarket parts to support contractors and sustain competitiveness in any environment.

OEM and Supplier Relationships. As the leading distributor of HVAC/R products in North America, Watsco sources from approximately 20 domestic and international equipment OEMs and more than 1,300 other suppliers globally. Unlike most competitors, Watsco sells multiple brands of equipment at a wide variety of price points that appeal to a broad cross-section of contractors and consumers. We believe that close collaboration with manufacturing partners enhances Watsco’s competitive positioning across markets and increases speed to market as the industry evolves toward upcoming regulatory changes.

Geographic Positioning & Density in Key Markets: Approximately 56% of Watsco’s revenues are derived in core Sunbelt markets such as Florida, Texas, the Southeast and the Mid-Atlantic, markets which also account for the greatest share of industry demand. In addition, recent and ongoing demographic shifts within the U.S. toward Sunbelt states favor continued growth in Watsco’s core markets.

Network Expansion. Since 2019, Watsco’s network has grown 18%, or by 104 locations, mostly from the completion of six acquisitions of market-leading businesses, located primarily in markets that Watsco did not previously serve. With 675 locations across North America, Watsco has the most extensive network to support the more than 350,000 contractors, technicians and installers that we provide critical technical assistance, training and other resources to enhance their effectiveness.

Advent of Ductless, High-Efficiency HVAC Products. Watsco is the leading distributor of ductless HVAC products used in residential and commercial applications in North America. Watsco’s sales of ductless products for the last 12 months was approximately $540 million and increased by 24% during the nine-month period ended September 30, 2022 (excluding acquisitions). The movement toward higher-efficiency ductless products (primarily heat pumps), the long-term upgrading of critical commercial infrastructure, along with the increasing acceptance of ductless technology by contractors and consumers, should benefit the sale of these products now and over the long-term.

Culture of Innovation

Watsco has developed the industry’s most advanced, user-friendly, and customer-focused technology platforms aimed at helping customers grow faster and operate more efficiently. Technology has transformed how Watsco engages with customers and how contractors engage with consumers and businesses. The community of active technology users grew sales faster than overall Watsco sales and experienced approximately 65% reduced annual attrition. The Company believes future results will benefit from continued customer adoption, new customer acquisition, reduced attrition, and lower costs to serve. To that end, Watsco has boosted its technology spending by 18% to $48 million over the last 12 months.

Mr. Nahmad further added: “Looking ahead, our strong balance sheet and entrepreneurial culture allow us to make aggressive investments to grow our business, scale the industry’s most innovative digital tools and customer experience, enhance awareness of climate-friendly, high-efficiency HVAC systems and drive operating efficiencies throughout our network.”

Transformational Technologies

Watsco continues to aggressively invest in technologies to transform its customer experience. Specific technology-related updates for the third quarter and year-to-date period include:

•

Product Information Management (PIM) is Watsco’s leading repository of product information delivered seamlessly through Watsco’s mobile apps and e-commerce platform. Watsco’s PIM database contains approximately 1.3 million SKUs accessed by more than 350,000 contractors and technicians annually.

•

Contractor Assist Mobile apps provide customers real-time access to critical information that improves speed and productivity. This includes real time technical support, product detail, inventory availability, warranty look-up, system match ups, e-commerce and more. The authenticated user community (mobile app users linked to an e-commerce account) grew 21% year-to-date to more than 45,000 users versus last year.

•

E-Commerce Sales grew 22% year-to-date, outpacing organic sales growth rates, to more than $2.3 billion during the last twelve months. E-commerce sales were 32% of total sales inclusive of acquired revenues.

•

OnCall Air®, Watsco’s digital sales platform and CreditForComfort®, its companion consumer financing platform, both increased penetration among HVAC/R contractors as more customers engage digitally with homeowners. During the third quarter of 2022, OnCall Air® presented quotes to approximately 66,000 households, a 39% increase over last year, and generated $269 million in gross merchandise value, a 47% increase over the same period last year.

A.J. Nahmad, Watsco’s President, added: “Our technology platforms – which are unique to the industry – have facilitated growth in Watsco’s market share, new customer acquisition and margin expansion. We continue to see higher growth rates, lower attrition, and lower costs to serve among active users of our technology. Consistent with our long-term focus, we are investing more to accelerate adoption and sustain our leadership position. As the industry evolves to operating in the digital age, we believe that Watsco’s technology tools will provide added value to an ever-growing number of contractors.”

Cash Flow & Dividends

Watsco’s operating cash flow for nine-month period ended September 30, 2022 increased 12% to $359 million. The Company has targeted operating cash flow to exceed net income in 2022 consistent with prior years. From 2016 through 2021, operating cash flow was approximately $2.0 billion versus net income of $1.9 billion, surpassing the Company’s goal.

The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company’s Board of Directors authorized an increase in Watsco’s annual dividend rate to $9.80 per share effective in January 2023. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Third Quarter Earnings Conference Call Information

Date and time: October 20, 2022 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 675 locations each year to get information, obtain technical support and buy products.

Watsco has the opportunity to be a significant and important contributor toward climate change as its business plays an important role in the drive to lower CO2e emissions. According to the Department of Energy, heating and air conditioning accounts for roughly half of U.S. household energy consumption. As such, replacing HVAC systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time. The overwhelming majority of new HVAC systems sold by Watsco replace systems that likely operate well below current minimum efficiency standards in the U.S. As consumers replace HVAC systems with new, higher-efficiency systems, homeowners will consume less energy, save costs, and reduce the carbon footprint over time.

Based on estimates validated by independent sources, Watsco averted an estimated 14.2 million metric tons of CO2e emissions from January 1, 2020 to September 30, 2022 through the sale of replacement HVAC systems at higher-efficiency standards (an equivalent of removing 3.1 million gas powered vehicles off the road for a year). More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$2,035,796	$1,782,569	$5,693,121	$4,768,327
Cost of sales	1,484,948	1,299,905	4,096,382	3,512,901

Gross profit	550,848	482,664	1,596,739	1,255,426
Gross profit margin	27.1%	27.1%	28.0%	26.3%

SG&A expenses	321,522	281,922	919,629	766,231

Other income	6,927	6,057	17,289	16,267
Operating income	236,253	206,799	694,399	505,462
Operating margin	11.6%	11.6%	12.2%	10.6%

Interest expense, net	483	221	2,151	757

Income before income taxes	235,770	206,578	692,248	504,705
Income taxes	49,600	41,734	145,682	101,601

Net income	186,170	164,844	546,566	403,104
Less: net income attributable to non-controlling interest	28,529	23,979	83,070	63,045

Net income attributable to Watsco	$157,641	$140,865	$463,496	$340,059

Diluted earnings per share:
Net income attributable to Watsco shareholders	$157,641	$140,865	$463,496	$340,059
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	14,368	12,563	42,228	30,132

Earnings allocated to Watsco shareholders	$143,273	$128,302	$421,268	$309,927

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,562,285	35,441,978	35,529,488	35,400,254
Diluted earnings per share for Common and Class B common stock	$4.03	$3.62	$11.86	$8.75

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2022	2021
Cash and cash equivalents	$130,228	$118,268
Accounts receivable, net	859,581	698,456
Inventories, net	1,385,191	1,115,469
Other	34,876	29,207

Total current assets	2,409,876	1,961,400
Property and equipment, net	121,678	111,019
Operating lease right-of-use assets	312,397	268,528
Goodwill, intangibles, net and other	740,636	744,914

Total assets	$3,584,587	$3,085,861

Accounts payable and accrued expenses	$850,284	$642,221
Current portion of long-term obligations	89,238	84,501

Total current liabilities	939,522	726,722
Borrowings under revolving credit agreement	8,800	89,000
Operating lease liabilities, net of current portion	227,564	187,024
Deferred income taxes and other liabilities	92,548	85,700

Total liabilities	1,268,434	1,088,446

Watsco’s shareholders’ equity	1,908,775	1,664,948
Non-controlling interest	407,378	332,467

Shareholders’ equity	2,316,153	1,997,415

Total liabilities and shareholders’ equity	$3,584,587	$3,085,861

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$546,566	$403,104
Non-cash items	46,897	34,355
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(170,746)	(198,011)
Inventories, net	(276,653)	(170,662)
Accounts payable and other liabilities	212,829	263,752
Other, net	(13)	(12,866)

Net cash provided by operating activities	358,880	319,672

Cash flows from investing activities:
Capital expenditures, net	(26,359)	(16,662)
Business acquisitions, net of cash acquired	(47)	(129,462)
Proceeds from sale of equity securities	—	5,993

Net cash used in investing activities	(26,406)	(140,131)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(247,242)	(219,440)
Net (repayments) proceeds under revolving credit agreement	(80,200)	1,724
Proceeds from NCI for investment in TEC Distribution LLC	—	21,040
Other	11,958	8,775

Net cash used in financing activities	(315,484)	(187,901)

Effect of foreign exchange rate changes on cash and cash equivalents	(5,030)	(506)

Net increase (decrease) in cash and cash equivalents	11,960	(8,866)
Cash and cash equivalents at beginning of period	118,268	146,067

Cash and cash equivalents at end of period	$130,228	$137,201